Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Fourth Quarter and Full Year 2016 Results

STAMFORD, CT, March 30, 2017 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) today announced its results for the fourth quarter and the year ended December 31, 2016.

Q4 2016 Highlights:

Financial Results

●	Net revenues, adjusted for voyage expenses and charter hire, of $21.8 million, compared to $15.0 million for the comparable quarter in 2015
●	Net loss, of $19.5 million, compared to a net loss of $28.8 million for the same period in 2015. Net loss for both periods excludes non-cash vessel impairment charges.
●

During the fourth quarter, Eagle Bulk recorded a non-cash impairment charge of $122.9 million related to the Company’s fleet renewal strategy, which includes 16 vessels earmarked to be potentially sold over the next few years. Including this charge, the net reported loss for the quarter was $142.4 million, compared to a net reported loss of $79.7 million, which included impairment charges of $50.9 million, for the comparable quarter in 2015.

Business

●	Fleet utilization rate of 98.6%
●	Continued to build-out commercial platform and increased operating activity
●	Subsequent to the close of the quarter:
o	Reached an agreement in February 2017 to acquire 9 CROWN-63 Ultramax vessels built between 2012 and 2015
o	Closed on the purchase of the MV Singapore Eagle (SDARI-64 Ultramax / 2017-built) at $17.9 million
o	Sold the MV Redwing (53k DWT / 2007-built) for $6.1 million
o	Executed MOA for the sale of the MV Sparrow (50k DWT / 2000-built) for $5.1 million

Cash and Liquidity

●	Cash, totaled $76.5 million as of December 31, 2016
o	Including funds available under Eagle Bulk's revolving credit facility revolver, total liquidity, stood at $101.5 million as of December 31, 2016
●	Closed on $100 million Private Placement common stock offering in January 2017

Gary Vogel, Eagle Bulk’s CEO, commented, “The dry bulk market picked up momentum during fourth quarter, and we continue to see encouraging signs through the first quarter of 2017. Amid this promising trend, Eagle Bulk successfully raised an additional $100 million of growth capital late in the fourth quarter through the private placement of common stock, which together with the $88 million in aggregate gross proceeds raised in the third quarter of 2016, facilitated our acquisition of 11 modern high-quality Ultramax vessels since October.  We expect to continue to complement this fleet growth with a renewal strategy that includes selling six of our oldest vessels for total proceeds of $24.8 million to date.”

“We also continued to make notable progress during the fourth quarter in transforming Eagle Bulk’s commercial business model to ensure improved performance relative to the market.  This includes a nearly three-fold increase of business done on voyage terms compared to the 2015 forth quarter, which provides more effective fleet management and enhanced margins. We also continued to grow chartered-in days to more fully take advantage of market opportunities. On the technical front, we continue to deliver improved vessel operations, while our focus on processes significantly reduced operating costs during each quarter of 2016.”

“Looking ahead, we are confident that we have the team, the strategic approach and the resources that should – along with - improving market conditions - deliver improved top and bottom line performance.”

Results of Operations for the three-month periods ended December 31, 2016 and 2015

For the three months ended December 31, 2016, the Company reported a net loss of $142.4 million, or $2.96 per share, based on a weighted average of 48,106,827 diluted shares outstanding. In the comparable quarter of 2015, the Company reported net loss of $79.7 million or $42.37 per share, based on a weighted average of 1,881,968 diluted shares outstanding. Earnings per share for the fourth quarter of 2015 was retrospectively adjusted to give effect for the 1 for 20 reverse stock split that became effective as of the opening of trading on August 5, 2016.

The net loss excluding vessel impairment, for the fourth quarter of 2016 was $19.5 million compared to $28.8 million for the fourth quarter of 2015. The $9.3 million improvement is mainly due to increased charter rates in the fourth quarter of 2016.

Net revenues in the quarter ended December 31, 2016 were $41.8 million compared with $25.7 million recorded in the comparable quarter in 2015. The increase in revenue is primarily attributable to an increased number of freight voyages, higher charter rates in the fourth quarter of 2016 as well as increased available days due to chartered in vessels.

Voyage expenses for the quarter ended December 31, 2016 were $14.2 million compared with $10.3 million for the quarter ended December 31, 2015. Voyage expenses have primarily increased due to an increase in bunker prices as well as an increased number of freight voyages.

Vessel operating expenses for the quarter ended December 31, 2016 were $17.2 million, which represents a decrease of $6.0 million compared with $23.2 million for the quarter ended December 31, 2015. The lower vessel expenses are attributable to the efficiencies achieved through in-house technical management of vessels as well as sale of the MV Falcon, MV Harrier, MV Peregrine and MV Kittiwake during 2016 offset by the purchase of the MV Stamford Eagle in the fourth quarter of 2016.

The charter hire expenses for the quarter ended December 31, 2016 were $5.9 million compared to $0.4 million for the year ended December 31, 2015. The increase in charter hire expense in the fourth quarter of 2016 compared with the fourth quarter of 2015 was principally due to an increase in short term chartered in vessels. The total charter in days for the quarter ended December 31, 2016 were 749 compared to 109 for the quarter ended December 31, 2015.

Results of Operations for the years ended December 31, 2016 and 2015

For the year ended December 31, 2016 the Company reported a net loss of $223.5 million or $10.87 per share, based on a weighted average of 20,565,652 diluted shares outstanding. In the comparable period of 2015, the Company reported net loss of $148.3 million or $78.88 per share, based on a weighted average of 1,880,116 diluted shares outstanding. Earnings per share for 2015 was retrospectively adjusted to give effect for the 1 for 20 reverse stock split that became effective as of the opening of trading on August 5, 2016

Net revenues for the year ended December 31, 2016 were $124.5 million, which were 20% higher than net revenues for the year ended December 31, 2015, primarily due to the increase in the number of freight voyages performed and an increase in available days. The charter rates year-on-year have remained flat. The increase in available days was due to the charter-in of vessels and the delivery of the MV Stamford Eagle in the fourth quarter of 2016 offset by the sale of four vessels during 2016 and the sale of one vessel in 2015. Our fleet utilization increased from 97.6% during 2015 to 98.7% during 2016.

Voyage expenses for the year ended December 31, 2016 were $42.1 million compared with $23.8 million for the year ended December 31, 2015. Voyage expenses have primarily increased due to an increase in bunker prices as well as an increased number of freight voyages performed in the current year compared to the prior year.

   Vessel operating expenses for the year ended December 31, 2016 were $74.0 million, which represents a decrease of $12.3 million compared with $86.3 million for the year ended December 31, 2015. The lower vessel expenses are attributable to the efficiencies achieved through in-house technical management of vessels as well as the sale of the MV Falcon, MV Harrier, MV Peregrine and MV Kittiwake during 2016, and the sale of the MV Kite during 2015 offset by the purchase of the MV Stamford Eagle in the fourth quarter of 2016.

The charter hire expenses for the year ended December 31, 2016 were $12.8 million compared to $4.1 million for the year ended December 31, 2015. The increase in charter hire expense in 2016 compared with 2015 was principally the result of the delivery of a 63,000 dwt new building vessel in May 2016 for a period of nine to fourteen months and a 61,000 dwt new building vessel that was delivered in July 2016 for a period of eleven to thirteen months. In addition, the Company chartered in vessels on a short-term basis as needed. The total charter in days for the year ended December 31, 2016 were 1,494 compared to 382 for the year ended December 31, 2015.

Depreciation and amortization expenses for the year ended December 31, 2016 were $38.9 million, which represents a decrease of $4.1 million compared with $43.0 million for the year ended December 31, 2015. The decrease was substantially due to the operation of a smaller fleet resulting from the sale of four vessels in 2016, impairment of six vessels in 2015 reducing the depreciation base and the sale of one vessel in 2015 offset by an increase in drydock amortization and the addition of the Stamford Eagle in the fourth quarter of 2016, the MV Stamford Eagle. Total depreciation and amortization expenses for the year ended December 31, 2016 includes $35.6 million of depreciation and $3.3 million of amortization of deferred drydocking costs. Total depreciation and amortization expense for the year ended December 31, 2015 includes $41.0 million of depreciation and $2.0 million of amortization of deferred drydocking costs.

General and administrative expenses for the years ended December 31, 2016 and 2015 were $22.9 million and $25.5 million, respectively. The decrease in General and administrative expenses in 2016 was primarily attributable to lower office lease expense, professional fees, non-cash compensation expenses and third party technical manager fees offset by lower third party management fees received due to the cancellation of the management agreement with Delphin Shipping LLC. General and administrative expenses include non-cash compensation charges of $2.2 million and $4.0 million, respectively, for the years ended December 31, 2016 and 2015

Liquidity and Capital Resources

Net cash used by operating activities during the year ended December 31, 2016 was $45.4 million, compared with net cash used by operating activities of $43.8 million during the year ended December 31, 2015.

Net cash used in investing activities during the year ended December 31, 2016 was $9.3 million, compared with net cash provided by investing activities of $10.3 million, during the corresponding year ended December 31, 2015. The $9.3 million cash in used by investing activities in 2016 is mainly attributable to the purchase of the MV Stamford Eagle and the purchase deposit for the Singapore Eagle offset by the sale of four vessels in 2016. The $10.3 million in cash provided by investing activities is comprised of the sale of the Korea Line Corporation investment and the sale of one vessel in 2015.

 Net cash provided by financing activities during the year ended December 31, 2016 was $106.3 million compared with $18.5 million during the corresponding year ended December 31, 2015. The increase in cash from financing activities is due to net proceeds from the private common stock placement closed on August 10, 2016 of $85.7 million, $60.0 million received from our Second Lien Loan facility and $15.2 million from the revolver under the First Lien Facility offset by repayment of $21.3 million of our term loan and $30.2 million of our revolver each under the First Lien Facility. The Company also paid $3.1 million in deferred financing costs.

 As of December 31, 2016, our cash balance was $76.5 million, compared to a cash balance of $24.9 million at December 31, 2015.

At December 31, 2016, the Company’s debt consisted of $209.1 million in term loans, net of $4.7 million debt discount and debt issuance costs under the First Lien Facility and $67.3 million under the Second Lien Facility net of $15.7 million debt discount and debt issuance costs.

As of December 31, 2016, our total availability in the revolving credit facility under the First Lien Facility was $25.0 million.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

On September 30, 2016, the Company, through a newly formed subsidiary, Eagle Bulk Shipco LLC (“Eagle Shipco”) signed a memorandum of agreement to acquire a 2016 NACKS-built Ultramax 61,000 dwt for $18.85 million. The Company took delivery of the vessel, the MV Stamford Eagle in the fourth quarter of 2016.

On November 14, 2016, Eagle Shipco signed a memorandum of agreement to acquire a 2017 built 64,000 dwt SDARI-64 Ultramax dry bulk vessel constructed at Chengxi Shipyard Co., Ltd for $17.9 million. The Company paid a $1.9 million advance towards the purchase as of December 31, 2016. The Company took the delivery of the vessel Singapore Eagle in the first quarter of 2017.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled dry-docking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry-docking, the costs are relatively predictable. The Company anticipates that vessels are to be dry docked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years. Accordingly, these expenses are deferred and amortized over that period until the next anticipated dry-docking. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled dry-docking for those vessels. Nine vessels completed dry-docking in the year ended December 31, 2016 and we incurred $3.7 million in dry-docking related costs. Nineteen vessels completed dry-docking in the year ended December 31, 2015 and we incurred $11.1 million in dry-docking related costs.

The following table represents certain information about the estimated costs for anticipated vessel dry dockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
March 31, 2017	-	-
June 30, 2017	-	-
September 30, 2017	22	$0.65 million
December 31, 2017	-	-

(1) Actual duration of dry-docking will vary based on the condition of the vessel, yard schedules and other factors.

(2) Actual costs will vary based on various factors, including where the dry dockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues, net of commissions	$41,835,941	$25,740,856	$124,492,844	$103,856,876

Voyage expenses	14,191,559	10,291,759	42,093,714	23,832,457
Vessel expenses	17,233,582	23,205,007	74,016,763	86,329,060
Charter hire expenses	5,866,255	428,021	12,845,468	4,125,766
Depreciation and amortization	9,979,264	10,261,067	38,884,322	43,000,741
General and administrative expenses	7,475,958	7,350,452	22,905,802	25,537,007
Restructuring expenses	-	-	5,869,025	-
Vessel impairment	122,860,600	50,872,734	129,027,862	50,872,734
Loss on sale of vessels	-	-	101,860	5,696,675
Total operating expenses	177,607,218	102,409,040	325,744,816	239,394,440
Operating loss	(135,771,277)	(76,668,184)	(201,251,972)	(135,537,564)
Interest expense	6,644,487	2,730,259	21,799,146	11,927,422
Interest income	(123,827)	(3,267)	(215,433)	(6,222)
Other expense	97,211	320,597	686,750	838,201
Total other expense, net	6,617,871	3,076,797	22,270,463	12,759,401

Net loss	$(142,389,148)	$(79,744,981)	$(223,522,435)	$(148,296,965)

Weighted average shares outstanding *:
Basic	48,106,827	1,881,968	20,565,652	1,880,116
Diluted	48,106,827	1,881,968	20,565,652	1,880,116

Per share amounts*:
Basic net loss	$(2.96)	$(42.37)	$(10.87)	$(78.88)
Diluted net loss	$(2.96)	$(42.37)	$(10.87)	$(78.88)

*Adjusted to give effect for the 1 for 20 reverse stock split that became effective at the open of trading on August 5, 2016.

Fleet Operating Data

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Ownership Days	3,720	4,048	15,408	16,186
Chartered in Days	749	109	1,494	382
Available Days	4,403	4,102	16,695	16,151
Operating Days	4,343	4,016	16,485	15,766
Fleet Utilization	98.6%	97.9%	98.7%	97.6%

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$76,516,110	$24,896,161
Accounts receivable	5,089,708	7,076,528
Prepaid expenses	3,093,962	3,232,763
Inventories	10,876,713	5,574,406
Vessels held for sale	8,688,601	-
Other assets	22	245,569
Total current assets	104,265,116	41,025,427
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $76,463,743 and $49,148,080, respectively	567,592,950	733,960,731
Advances for vessel purchase	1,926,886	-
Other fixed assets, net of accumulated amortization of $307,880 and $159,827, respectively	632,805	220,509
Restricted cash	74,917	141,161
Deferred drydock costs, net	11,507,309	11,146,009
Other assets	381,634	109,287
Total noncurrent assets	582,116,501	745,577,697
Total assets	$686,381,617	$786,603,124
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,135,156	$8,216,473
Accrued interest	28,872	401,232
Other accrued liabilities	11,545,447	10,827,075
Fair value below contract value of time charters acquired	820,313	1,283,926
Unearned charter hire revenue	6,046,032	1,560,402
Current portion of long-term debt	-	15,625,000
Total current liabilities	25,575,820	37,914,108
Noncurrent liabilities:
First Lien Facility, net of debt discount and debt issuance costs	204,352,318	225,577,491
Second Lien Facility, inclusive of payment-in-kind interest, net of debt discount and debt issuance costs	51,591,226	-
Other liabilities	483,132	672,941
Fair value below contract value of time charters acquired	3,896,482	4,094,122
Total noncurrent liabilities	260,323,158	230,344,554
Total liabilities	285,898,978	268,258,662
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2016	-	-
Common stock, $.01 par value, 700,000,000 shares authorized, 48,106,827 and 1,883,303 shares issued and outstanding as of December 31, 2016 and 2015, respectively*	481,069	18,833
Additional paid-in capital*	783,369,698	678,171,322
Accumulated deficit	(383,368,128)	(159,845,693)
Total stockholders' equity	400,482,639	518,344,462
Total liabilities and stockholders' equity	$686,381,617	$786,603,124

*Adjusted to give effect for the 1 for 20 reverse stock split that became effective at the open of trading on August 5, 2016.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net loss	$(223,522,435)	$(148,296,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	35,556,911	41,044,397
Amortization of deferred drydocking costs	3,327,411	1,956,344
Amortization of debt discount and debt issuance costs	4,532,481	2,146,316
Amortization of fair value below contract value of time charter acquired	(661,253)	(948,741)
Payment-in-kind interest on debt	7,327,843	-
Net loss on sale of vessels	101,860	5,696,675
Impairment of vessels	129,027,862	50,872,734
Realized loss from sale of investment	-	462,394
Non-cash compensation expense	2,206,690	3,969,989
Drydocking expenditures	(3,688,711)	(11,141,561)
Changes in operating assets and liabilities:
Accounts receivable	1,986,820	7,654,773
Other assets	(26,799)	4,691,158
Prepaid expenses	138,801	(19,833)
Inventories	(5,302,307)	174,867
Accounts payable	(1,081,317)	(3,447,224)
Accrued interest	(372,360)	(130,686)
Accrued expenses	528,563	2,357,787
Unearned revenue	4,485,630	(829,193)
Net cash used in operating activities	(45,434,310)	(43,786,769)

Cash flows from investing activities:
Vessel purchases /improvements	(19,860,401)	(1,747,099)
Advance for vessel purchase	(1,926,886)	-
Proceeds from sale of investment	-	7,838,346
Proceeds from sale of vessels	13,001,000	4,235,542
Purchase of other fixed assets	(560,348)	-
Changes in restricted cash	66,244	(74,918)
Net cash provided by/(used in) investing activities	(9,280,391)	10,251,871

Cash flows from financing activities:
Repayment of Term Loan	(21,276,000)	(19,625,000)
Proceeds from Revolver Loan facility under First Lien Facility	15,158,500	40,000,000
Proceeds from Second Lien Facility	60,000,000	-
Proceeds from common stock placement, net of issuance costs	85,700,535	-
Repayment of Revolver Loan	(30,158,500)	-
Deferred financing costs	(3,086,947)	(500,000)
Cash used to settle net share equity awards	(2,938)	(1,419,228)

Net cash provided by financing activities	106,334,650	18,455,772
Net increase/(decrease) in cash and cash equivalents	51,619,949	(15,079,126)
Cash and cash equivalents at beginning of year	24,896,161	39,975,287
Cash and cash equivalents at end of year	$76,516,110	$24,896,161

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in: The Company defines chartered-in as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Friday, March 31, 2017, to discuss the fourth quarter and year end results.

To participate in the teleconference, investors and analysts are invited to call 844-282-4411 in the U.S., or 512-900-2336 outside of the U.S., and reference participant code 89115343. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:30 PM ET on March 31, 2017 until 11:30 PM ET on April 7, 2017. To access the replay, call 855-859-2056 in the U.S., or 404-537-3406 outside of the U.S., and reference passcode 89115343.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the U.S. Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in vessel operating expenses, including dry- docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

Contact:

Company Contact:

Frank De Costanzo

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 203-276-8100

Investor Relations / Media:

Jonathan Morgan

Alex Hinson

Perry Street Communications, New York

Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.